Exhibit 99.1
®
N E W S  R E L E A S E
Atmel Appoints Dr. Edward Ross, Industry Veteran, As New Independent Director
SAN JOSE, CA, April 15, 2008 . . . Atmel® Corporation (NASDAQ: ATML) today announced that the Company’s Board of Directors has appointed Dr. Edward Ross as a new Independent Director. Mr. Ross brings a long history of experience in the semiconductor industry having served most recently as President Emeritus of TSMC North America, the US subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a Taiwanese semiconductor manufacturer.
Before becoming President Emeritus of TSMC in 2005, Mr. Ross was President of TSMC from 2000 to 2004. Previously, he was Senior Vice President of Synopsys, Inc., an electronic design automation supplier, from 1998 to 2000, and President of Technology and Manufacturing at Cirrus Logic, Inc., a semiconductor manufacturer, from 1995 to 1998. Dr. Ross is a director of California Micro Devices Corporation and Volterra Semiconductor, Inc. Dr. Ross holds a B.S.E.E. from Drexel University and an M.S.E.E., M.A. and Ph.D. from Princeton University.
“We are pleased to have Edward join our Board as a new Independent Director,” stated Steven Laub, Atmel’s President and Chief Executive Officer. “He brings extensive industry and leadership experience honed over a long and successful career in the semiconductor industry. We look forward to his contributions as we continue to position Atmel for sustainable, profitable growth.”
The Board was also informed that, in order to devote more time to other interests, T. Peter Thomas and Dr. Chaiho Kim have decided to not seek re-election to the Board at the Company’s 2008 Annual Meeting of Stockholders. Following these changes, Atmel’s Board will consist of seven members, including five independent directors.
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

“On behalf of the Board, I want to thank Pete and Chaiho for their service and valuable contributions to Atmel,” said Laub. “Their dedication and support have been deeply appreciated, and we wish them well.”
About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Contact: Robert Pursel, Director of Investor Relations, 408-487-2677
###